EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Current Report of BioLase Technology, Inc. on Form 8-K/A of our report dated July 25, 2003 on the financial statements of the American Dental Laser division of American Technologies, Inc. appearing in the Form.

/s/    HEIN & ASSOCIATES LLP

Hein & Associates LLP

Houston, Texas

August 1, 2003